Exhibit 99.1

Kodak Posts First Quarter Profit of $283 Million

ROCHESTER, N.Y., April 29 – Eastman Kodak Company today reported $283 million in consolidated net earnings in the first quarter of 2013, compared to a $366 million loss in the prior-year quarter. The profitable quarter reflects improved results of the Commercial Imaging segments and includes a $535 million gain recorded on the sale of Kodak’s digital imaging patent portfolio, partially offset by a $77 million non-cash goodwill impairment charge related to the patent sale.

Both of the company’s Commercial Imaging segments recorded significant improvements in segment earnings. The Digital Printing and Enterprise (DPE) segment reported a segment loss of $8 million for the quarter, an improvement of $81 million from the $89 million segment loss in the prior year quarter. The improvement was driven primarily by the previously announced strategic decision to focus the consumer inkjet business on ink sales, as well as improved operating costs. The DPE segment had a 21 percentage point increase in gross profit margin in the quarter.

The Graphics, Entertainment and Commercial Films (GECF) segment reported $38 million in segment earnings for the quarter, compared to a segment loss of $84 million in the prior year, an improvement of $122 million. The current quarter earnings reflected $31 million in non-recurring brand licensing revenue, which combined with the $61 million reduction in revenue from intellectual property in the prior year resulting from a withholding tax refund, contributed $92 million of the year-over-year improvement. The remaining improvement was driven by pricing actions and operating cost reductions. The GECF segment had a 24 percentage point increase in gross profit margin in the quarter versus the prior year.

“These results demonstrate that we are on track with our strategy to focus on Commercial Imaging, and that we are making operational improvements as Kodak takes the right steps to emerge as a profitable and sustainable company,” said Antonio M. Perez, Chairman and Chief Executive Officer. “We have the right strategy and the right technology and products to extend our leadership in the industry.”

Kodak’s cash balance at the end of the first quarter stood at $1.17 billion, an increase from the $1.14 billion reported at the end of 2012.

Sales from continuing operations totaled $849 million in the quarter, a 9% decrease from the $928 million in the previous year’s quarter.

“Our path to emergence is now clear, and the plan of reorganization we expect to file with the court tomorrow provides a roadmap for the new Kodak,” Perez said. “As we continue to drive improvements in our business to complete our transformation, I am more confident than ever that we will succeed, with the continuing support of our customers and the dedication of our team to serving customers’ needs.”

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CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2012, under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the businesses the Company expects to emerge from Chapter 11; the ability of the company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its debtor-in-possession credit agreements; our ability to obtain additional financing; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the outcome of our intellectual property patent litigation matters; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its debtor-in-possession credit agreements and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to fairly resolve legacy liabilities; the resolution of claims against the Company; the Company’s ability to retain key executives, managers and employees; the Company’s ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document, and are expressly qualified in their entirety by the cautionary statements included in this report. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

2013